Exhibit 99.1

Scripps reports fourth-quarter results

For immediate release	(NYSE: SSP)
March 4, 2014

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the fourth quarter of 2013.

Core local and national television advertising revenue rose 17 percent, rebounding and growing in the near absence of political spending compared to 2012. However, total television revenues declined as expected when compared to the fourth quarter of 2012, which included record political spending.

Also in television, retransmission fees from cable and satellite providers moved up 42 percent.

Newspapers saw a 5 percent rise in subscription revenue, the second consecutive quarterly increase, from print and digital subscription bundles along with targeted price increases.

Scripps announced acquisitions in late 2013 and early 2014. The acquisition of Newsy, a digital video news service, for $35 million in cash, closed in January. In February, Scripps reached agreement to acquire the ABC affiliate in Buffalo and a MyNetworkTV affiliate in Detroit from Granite Broadcasting Corp. for $110 million in cash.

Commenting on the results, Scripps Chairman, President and CEO Rich Boehne said:

“Our growing television operations finished 2013 strong, rebuilding their core local and national advertising categories in the off year for political spending and delivering strong growth in retransmission revenue. We expect our core business to grow again in 2014, and with the expected strength in political advertising in the second half, television is set up for a good year.

“In the year ahead, we’ll also see the early results of our unique paid digital content strategy at WCPO.com in Cincinnati as well as audience and advertiser reaction to a new suite of mobile and tablet products in all our local TV and newspaper markets. Our sites also have migrated to a new platform offering a better and more advanced experience based on responsive design. These investments in digital products for advertisers and audiences have been backed up by the addition of more than 100 sales professionals to drive our aggressive digital revenue strategy.

“We also have expanded our digital portfolio through the acquisition of Newsy, which both complements our local digital businesses and provides us with the opportunity to take advantage of the strong growth in national mobile audiences and revenues.

“In our newspaper division, our aggressive investments in digital content and sales platforms along with the bundling of print and digital subscriptions and price increases have resulted in another quarter of subscription revenue growth.

“Finally, our company’s positive cash position and strong financial flexibility continue to allow us to build value by investing in both the expansion of our television footprint and in new digital revenue streams in local and national markets.”

Costs and expenses for segments, shared services and corporate decreased 3.8 percent to $188 million compared to the year-ago quarter. In the fourth quarter of 2013, the company incurred a $3 million non-cash charge for losses related to certain investments and a $4.6 million non-cash charge to write off loan fees related to the debt refinancing, which are included in miscellaneous expenses.

Also in the fourth quarter of 2013, the company reported income from operations before income taxes of $7.1 million compared to $40.5 million in the year-ago quarter.

Net income attributable to Scripps was $7.9 million, or 14 cents per share, for the 2013 quarter compared to $27.2 million, or 47 cents per share, in the fourth quarter of 2012. The tax expense for the 2012 quarter includes $1.8 million, or 3 cents per share, in favorable adjustments to the company’s tax reserves.

Fourth-quarter results by segment are as follows:

Television
In the fourth quarter of 2013, revenue from television stations was $115 million, a decrease of $36.7 million from the year-ago quarter. The prior-year period included $56.9 million of political revenue.
Advertising revenue broken down by category was:

•	Local, up 15 percent to $63 million

•	National, up 22 percent to $31.6 million

•	Political, $2.1 million compared to $56.9 million in the 2012 quarter

•	Retransmission fees, up 42 percent to $11.2 million

Digital revenue increased 7.9 percent to $4.7 million.

Total segment expenses decreased 6.1 percent in fourth quarter 2013, primarily related to reductions in incentive compensation and lower marketing and promotion costs. The prior-year period included incremental marketing and promotion costs to support the launch of Let’s Ask America and The List.

Fourth-quarter segment profit in the television division was $33.8 million, compared with $65.3 million in the prior-year period.

Newspapers
Revenue from newspapers was $103 million in the fourth quarter of 2013, down 1.8 percent from the year-ago quarter. The continued decline in advertising and marketing services revenue was partially offset by an increase in subscription revenue.

Advertising and marketing services revenue was $66.4 million, down 5.7 percent from the fourth quarter of 2012 but improved over the third-quarter decline of 8.1 percent.

Advertising and marketing services revenue broken down by category was:

•	Classified, down 6.7 percent to $15.9 million

•	Real Estate - up 1.9 percent

•	Employment - down 3.6 percent

•	Automotive - down 13 percent

•	Local, down 4.5 percent to $21.5 million

•	Preprint and other, down 4.3 percent to $20.6 million

•	National, down 22 percent to $2.2 million

•	Digital, down 4.4 percent, to $6.3 million.

In the fourth quarter, subscription revenue increased 4.7 percent to $31 million, driven by the subscription bundles introduced in 2013 as well as single-copy price increases. All 13 newspaper markets had completed rollout of the subscription bundles by the end of the third quarter, and nearly 35 percent of subscribers had activated their digital accounts by year end. Activations are a key measure of adoption of Scripps digital news products, which include news websites and tablet and smartphone apps.

Expenses for the newspaper group were $90.1 million, a decrease of 3.6 percent from the prior-year quarter. Employee costs decreased 5.1 percent due to lower employment levels and reductions in incentive compensation. Newsprint expense decreased 12 percent, due in part to a 10 percent decline in price.

Segment profit in the newspaper division was $13.1 million in the fourth quarter of 2013, an increase of $1.5 million from the 2012 quarter.

Shared services and corporate
The “shared services and corporate” line of the company’s financial statements includes certain incremental investments in hiring and developing digital-only sales people, streamlining the digital sales process, and creating digital content.

Shared services and corporate expenses increased $1.9 million to $14.8 million. Nearly all of this increase was due to costs to grow digital offerings and revenue.

Through the end of the year, the company had hired more than 100 digital-only sales professionals.

Financial condition
On Dec. 31, 2013, cash and cash equivalents totaled $221 million, while total debt was $200 million. During the fourth quarter, Scripps refinanced its debt with a new $275 million senior secured credit facility. The facility includes a $200 million, seven-year term loan B and a $75 million, five-year revolver. The facility includes a “covenant-lite” structure with minimal required pre-payments. Also in the fourth quarter, the company repurchased 249,000 shares for $4.9 million, bringing the total purchase for the year to 5.1 million shares at a cost of $74.2 million. Of the original $100 million authorization, $25.8 million remains.

Year-to-date results
Revenue was $817 million in 2013 compared to $903 million in 2012. Political advertising declined $102 million year over year.

The company reported an $8.6 million loss from operations before income taxes in 2013, compared to income from operations before income taxes of $56.9 million in 2012. In 2013, the company incurred a $4.5 million non-cash charge for losses related to certain investments and a $4.6 million non-cash charge to write off loan fees related to the debt refinancing. The prior-year period included acquisition-integration costs of $5.8 million, primarily a non-cash charge to terminate an agreement with the previous national sales representation firm of four stations acquired from McGraw Hill.

In 2013, costs and expenses for segments, shared services and corporate were $742 million, a decrease of $14.4 million compared to 2012. Included in 2013 expenses is $18 million of incremental expenses to grow digital operations.

The 2013 net loss attributable to Scripps was $474,000, or 1 cent per share, compared to net income of $40.2 million, or 70 cents per share, in 2012. The current-year tax benefit includes $3.1 million, or 5 cents per share, in favorable adjustments to the company’s tax reserves, while the prior-year tax expense includes $5.5 million, or 10 cents per share, in favorable adjustments to the reserves. The write off of investments and loan fees reduced the current-year earnings per share by approximately 10 cents. Acquisition-integration costs reduced the prior-year earnings per share by approximately 6 cents.

Looking ahead
The impact of the Granite acquisition is disclosed separately below and is not included in the guidance for the first quarter and full year of 2014.

For year-over-year performance of key metrics in the first quarter of 2014, management expects:

•	Television revenues and expenses to be up low to mid-single digits, with the rate of growth in revenue greater than the rate for expenses.

•	Newspaper revenues and expenses to decline at a low-single-digit rate, with the decline in expenses being greater than the decline in revenues.

•	Expenses for shared services and corporate to be about $18 million.

For the full year 2014, management expects:

•	Television revenues to be up more than 20 percent, including approximately $65 million in political and more than $50 million in retransmission revenue.

•	Television expenses to be up high single digits.

•	Newspaper revenues and expenses to be about flat. Subscription revenue to increase mid-single digits.

•	Capital expenditures to be between $20 million and $25 million.

•	Depreciation and amortization to be approximately $45 million.

•	Expenses for shared services and corporate to be in the mid-$60 million range.

In the first 12 months of ownership, as the company is integrating these stations, the Granite acquisition will likely add about $30 million of revenue, about $10 million of segment profit and about $6 million in depreciation and amortization.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, and click on the “Investor Information” menu bar, then “audio archives”.

To access the conference call by telephone, dial (877) 531-2988 (U.S.) or (612) 333-4911 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("fourth-quarter earnings report") to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time March 4 until 11:59 p.m. March 18. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 316445.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose "investor information," then "audio archives".

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (www.scripps.com) serves audiences and businesses through a growing portfolio of television, print and digital media brands. After approval of its acquisition of two Granite Broadcasting stations later this year, Scripps will own 21 local television stations as well as daily newspapers in 13 markets across the United States. It also runs an expanding collection of local and national digital journalism and information businesses including online digital video news service Newsy. Scripps also produces television programming, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the longtime steward of one of the nation’s largest, most successful and longest-running educational programs, Scripps National Spelling Bee. Founded in 1879, Scripps is focused on the stories of tomorrow.

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Contact Carolyn Micheli, The E.W. Scripps Company, 513-977-3732
carolyn.micheli@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended December 31,		Years ended December 31,
(in thousands, except per share data)	2013	2012	2013	2012

Operating revenues	$220,830	$259,753	$816,871	$903,458
Segment, shared services and corporate expenses	(188,405)	(195,894)	(741,577)	(755,971)
Defined benefit pension plan expense	(1,809)	(2,865)	(8,837)	(8,620)
Acquisition and related integration costs	—	—	—	(5,826)
Separation and restructuring costs	(1,202)	(2,915)	(4,893)	(9,335)
Depreciation and amortization	(12,078)	(12,287)	(47,762)	(49,332)
(Losses) gains, net on disposal of property, plant and equipment	(26)	(424)	(166)	(474)
Operating expenses	(203,520)	(214,385)	(803,235)	(829,558)
Operating income	17,310	45,368	13,636	73,900
Interest expense	(2,524)	(2,593)	(10,448)	(12,246)
Miscellaneous, net	(7,735)	(2,295)	(11,760)	(4,747)
Income (loss) from operations before income taxes	7,051	40,480	(8,572)	56,907
Benefit (provision) for income taxes	562	(13,561)	7,848	(16,985)
Net income (loss)	7,613	26,919	(724)	39,922
Net loss attributable to noncontrolling interests	(250)	(266)	(250)	(266)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$7,863	$27,185	$(474)	$40,188
Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:	$0.14	$0.47	$(0.01)	$0.70

Weighted average basic shares outstanding	55,980	55,073	56,516	54,907
See notes to results of operations.

Notes to Results of Operations
1. ACQUISITION AND RELATED INTEGRATION COSTS
Included in acquisition and related integration costs for 2012, is a $5.7 million non-cash charge to terminate the McGraw-Hill stations' national representation agreement. We decided to use our existing national representative in all Scripps markets. As an inducement, our existing national representative firm agreed to pay the $5.7 million termination fee on our behalf.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Out television segment includes 10 ABC affiliates, three NBC affiliates, one independent station that we operate as a duopoly with our Kansas City NBC affiliate and five Azteca America affiliates. Our television stations reach approximately 13% of the nation's households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers and retransmission fees received from cable operators and satellite carriers.
Our newspaper segment includes daily and community newspapers in 13 markets across the United States. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and newspaper subscription fees.
Syndication and other primarily includes certain digital operations outside of our television and newspaper markets and syndication of news features and comics and other features for the newspaper industry.
We allocate a portion of certain digital and corporate costs and expenses, including information technology, certain employee benefits, digital operation services and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes. A portion of our digital operations, which are not allocated to our television and newspaper segments, is included in shared services and corporate.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense (other than current service costs), income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.
Effective January 1, 2013, we began recording the expenses to grow digital operations in shared services and corporate. We have recast the prior periods for this change.

Information regarding our business segments is as follows:

	Three months ended December 31,			Years ended December 31,
(in thousands)	2013	2012	Change	2013	2012	Change

Segment operating revenues:
Television	$115,215	$151,913	(24.2)%	$422,763	$493,896	(14.4)%
Newspapers	103,228	105,142	(1.8)%	384,514	399,091	(3.7)%
Syndication and other	2,387	2,698	(11.5)%	9,594	10,471	(8.4)%
Total operating revenues	$220,830	$259,753	(15.0)%	$816,871	$903,458	(9.6)%

Segment profit (loss):
Television	$33,845	$65,290		$99,790	$159,917
Newspapers	13,108	11,615		27,965	27,595
Syndication and other	247	(135)		102	(347)
Shared services and corporate	(14,775)	(12,911)		(52,563)	(39,678)
Depreciation and amortization	(12,078)	(12,287)		(47,762)	(49,332)
(Losses) gains, net on disposal of property, plant and equipment	(26)	(424)		(166)	(474)
Interest expense	(2,524)	(2,593)		(10,448)	(12,246)
Defined benefit pension plan expense	(1,809)	(2,865)		(8,837)	(8,620)
Acquisition and related integration costs	—	—		—	(5,826)
Separation and restructuring costs	(1,202)	(2,915)		(4,893)	(9,335)
Miscellaneous, net	(7,735)	(2,295)		(11,760)	(4,747)
Income (loss) from operations before income taxes	$7,051	$40,480		$(8,572)	$56,907

The following table presents operating revenue for our television segment:

	Three months ended December 31,			Years ended December 31,
(in thousands)	2013	2012	Change	2013	2012	Change

Segment operating revenues:
Local	$62,968	$54,874	14.8%	$232,358	$223,534	3.9%
National	31,595	25,919	21.9%	118,375	109,084	8.5%
Political	2,130	56,916		4,272	106,732
Digital	4,712	4,366	7.9%	16,822	15,024	12.0%
Retransmission	11,160	7,858	42.0%	42,505	30,867	37.7%
Other	2,650	1,980	33.8%	8,431	8,655	(2.6)%
Total operating revenues	$115,215	$151,913	(24.2)%	$422,763	$493,896	(14.4)%

The following table presents operating revenue for newspaper segment:

	Three months ended December 31,			Years ended December 31,
(in thousands)	2013	2012	Change	2013	2012	Change

Segment operating revenues:
Local	$21,503	$22,526	(4.5)%	$76,722	$79,700	(3.7)%
Classified	15,868	17,009	(6.7)%	67,324	74,530	(9.7)%
National	2,178	2,807	(22.4)%	7,607	9,421	(19.3)%
Preprint and other	20,551	21,485	(4.3)%	67,420	70,701	(4.6)%
Digital advertising and marketing services	6,342	6,636	(4.4)%	26,277	26,085	0.7%
Advertising and marketing services	66,442	70,463	(5.7)%	245,350	260,437	(5.8)%
Subscriptions	31,011	29,632	4.7%	117,762	117,700	0.1%
Other	5,775	5,047	14.4%	21,402	20,954	2.1%
Total operating revenues	$103,228	$105,142	(1.8)%	$384,514	$399,091	(3.7)%

3. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$221,255	$242,642
Other current assets	180,799	160,058
Total current assets	402,054	402,700
Investments	16,567	21,115
Property, plant and equipment	353,797	374,931
Goodwill	27,966	27,966
Other intangible assets	137,862	144,783
Deferred income taxes	8,733	36,095
Other long-term assets	19,151	23,178
TOTAL ASSETS	$966,130	$1,030,768

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$16,529	$23,329
Customer deposits and unearned revenue	28,633	26,240
Current portion of long-term debt	2,000	15,900
Accrued expenses and other current liabilities	65,959	80,564
Total current liabilities	113,121	146,033
Long-term debt (less current portion)	198,000	180,200
Other liabilities (less current portion)	107,272	164,625
Total equity	547,737	539,910
TOTAL LIABILITIES AND EQUITY	$966,130	$1,030,768

4. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three months ended December 31,		Years ended December 31,
(in thousands)	2013	2012	2013	2012

Numerator (for basic and diluted earnings per share)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$7,863	$27,185	$(474)	$40,188
Less income allocated to RSUs	(217)	(1,108)	—	(1,845)
Numerator for basic and diluted earnings per share	$7,646	$26,077	$(474)	$38,343
Denominator
Basic weighted-average shares outstanding	55,980	55,073	56,516	54,907
Effective of dilutive securities:
Stock options held by employees and directors	1,292	883	—	474
Diluted weighted-average shares outstanding	57,272	55,956	56,516	55,381